Exhibit 3 Third Quarter 2024 Results Mission Rock, San Francisco, United States Built with Vertua Concrete, part of our Vertua family of products with sustainable attributes Photo credit: Mission Rock Partners

Except as the context otherwise may require, references in this presentation to “Cemex,” “we,” “us,” or “our,” refer to Cemex, S.A.B. de C.V. (NYSE: CX) and its consolidated entities. The information included in this presentation contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be covered by the “safe harbor” provisions for forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements and information are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related to Cemex’s plans, objectives, and expectations (financial or otherwise), and typically can be identified by the use of words such as “will,” “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target,” “strategy,” “intend,” “aimed” or other similar forward-looking words. These forward-looking statements reflect, as of the date such forward-looking statements are made, unless otherwise indicated, our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to be correct, and actual results may vary materially from historical results or those anticipated by forward-looking statements due to various factors. Among others, such risks, uncertainties, and assumptions that could cause results to differ, or that otherwise could have an impact on us, include those discussed in Cemex’s most recent annual report and those detailed from time to time in Cemex’s other filings with the Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores), which factors are incorporated herein by reference, including, but not limited to: changes in general economic, political and social conditions, including new governments, elections, changes in inflation, interest and foreign exchange rates, employment levels, population growth, consumer confidence and the liquidity of the financial and capital markets, in Mexico or other countries in which we operate; the cyclical activity of the construction sector and reduced construction activity in our end markets; our exposure to sectors that impact our and our clients’ businesses, particularly those operating in the commercial and residential construction sectors, and the infrastructure and energy sectors; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; changes in spending levels for residential and commercial construction; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; any impact of not maintaining investment grade debt rating on our cost of capital and on the cost of the products and services we purchase; availability of raw materials and related fluctuating prices of raw materials, as well as of goods and services in general, in particular increases in prices as a result of inflation; our ability to maintain and expand our distribution network and maintain favorable relationships with third parties who supply us with equipment and essential suppliers; competition in the markets in which we offer our products and services; the impact of environmental cleanup costs and other remedial actions, and other liabilities relating to existing and/or divested businesses; our ability to secure and permit aggregates reserves in strategically located areas; the timing and amount of federal, state, and local funding for infrastructure; changes in our effective tax rate; our ability to comply and implement technologies that aim to reduce CO2 emissions in jurisdictions with carbon regulations in place; the legal and regulatory environment, including environmental, energy, tax, antitrust, human rights and labor welfare, acquisition-related rules and regulations; the effects of currency fluctuations on our results of operations and financial conditions; our ability to satisfy our obligations under our material debt agreements, the indentures that govern our outstanding notes, and our other debt instruments and financial obligations, including our subordinated notes with no fixed maturity; adverse legal or regulatory proceedings or disputes, such as class actions or enforcement or other proceedings brought by government and regulatory agencies; our ability to protect our reputation; our ability to consummate asset sales, fully integrate newly acquired businesses, achieve cost-savings from our cost- reduction initiatives, implement our pricing initiatives for our products, and generally meet our business strategy’s goals; the increasing reliance on information technology infrastructure for our sales, invoicing, procurement, financial statements, and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties, or is subjected to invasion, disruption, or damage caused by circumstances beyond our control, including cyber-attacks, catastrophic events, power outages, natural disasters, computer system or network failures, or other security breaches; climate change, in particular reflected in weather conditions, including but not limited to excessive rain and snow, and disasters such as earthquakes and floods, that could affect our facilities or the markets in which we offer our products and services or from where we source our raw materials; trade barriers, including tariffs or import taxes and changes in existing trade policies or changes to, or withdrawals from, free trade agreements, including the United States-Mexico-Canada Agreement; availability and cost of trucks, railcars, barges, and ships, as well as their licensed operators and drivers, for transport of our materials; labor shortages and constraints; our ability to hire, effectively compensate and retain our key personnel and maintain satisfactory labor relations; our ability to detect and prevent money laundering, terrorism financing and corruption, as well as other illegal activities; terrorist and organized criminal activities, social unrest, as well as geopolitical events, such as hostilities, war, and armed conflicts, including the current war between Russia and Ukraine and conflicts in the Middle East; the impact of pandemics, epidemics, or outbreaks of infectious diseases and the response of governments and other third parties, which could adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor confidence and consumer spending, as well as the availability of, and demand for, our products and services; changes in the economy that affect demand for consumer goods, consequently affecting demand for our products and services; the depth and duration of an economic slowdown or recession, instability in the business landscape and lack of availability of credit; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; and, natural disasters and other unforeseen events (including global health hazards such as COVID-19). Many factors could cause Cemex’s expectations, expected results, and/or projections expressed in this presentation not being reached and/or not producing the expected benefits and/or results, as any such benefits or results are subject to uncertainties, costs, performance, and rate of implementation of technologies, some of which are yet not proven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from historical results, performance, or achievements and/or results, performance or achievements expressly or implicitly anticipated by the forward-looking statements, or otherwise could have an impact on us or our consolidated entities. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. Actual results of Cemex’s operations and the development of market conditions in which Cemex operates, or other circumstances or assumptions suggested by such statements may differ materially from those described in, or suggested by, the forward-looking statements contained herein. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate and the factors identified above are not exhaustive. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. These factors may be revised or supplemented and the information contained in this presentation is subject to change without notice, but Cemex is not under, and expressly disclaims, any obligation to update or correct the information contained in this presentation or revise any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise, or to reflect the occurrence of anticipated or unanticipated events or circumstances. Readers should review future reports filed by us with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores). Market data used in this presentation not attributed to a specific source are estimates of Cemex and have not been independently verified. Certain financial and statistical information contained in this presentation is subject to rounding adjustments. Accordingly, any discrepancies between the totals and the sums of the amounts listed are due to rounding. Unless otherwise specified, all references to records are internal records. This presentation includes certain non-IFRS financial measures that differ from financial information presented by Cemex in accordance with IFRS in its financial statements and reports containing financial information. The aforementioned non-IFRS financial measures include “Operating EBITDA (operating earnings before other expenses, net plus depreciation and amortization)” and “Operating EBITDA Margin”. The closest IFRS financial measure to Operating EBITDA is “Operating earnings before other expenses, net”, as Operating EBITDA adds depreciation and amortization to the IFRS financial measure. Our Operating EBITDA Margin is calculated by dividing our Operating EBITDA for the period by our revenues as reported in our financial statements. We believe there is no close IFRS financial measure to compare Operating EBITDA Margin. These non-IFRS financial measures are designed to complement and should not be considered superior to financial measures calculated in accordance with IFRS. Although Operating EBITDA and Operating EBITDA Margin are not measures of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by Cemex’s management to review operating performance and profitability, for decision-making purposes and to allocate resources. Moreover, our Operating EBITDA is a measure used by Cemex’s creditors to review our ability to internally fund capital expenditures, service or incur debt and comply with financial covenants under our financing agreements. Furthermore, Cemex’s management regularly reviews our Operating EBITDA Margin by reportable segment and on a consolidated basis as a measure of performance and profitability. These non-IFRS financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. Non-IFRS financial measures presented in the reports, presentations, and documents to be disclosed during Cemex’s third quarter 2024 results conference call and audio webcast presentation are being provided for informative purposes only and shall not be construed as investment, financial, or other advice. Also, this presentation includes statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete, clinker, aggregates, and Urbanization Solutions. Cemex generated some of this data internally, and some was obtained from independent industry publications and reports that Cemex believes to be reliable sources. Cemex has not independently verified this data nor sought the consent of any organizations to refer to their reports in this presentation. Cemex acts in strict compliance of antitrust laws and as such, among other measures, maintains an independent pricing policy that has been independently developed and its core element is to price Cemex’s products and services based upon their quality and characteristics as well as their value to Cemex’s customers. Cemex does not accept any communications or agreements of any type with competitors regarding the determination of Cemex’s prices for Cemex’s products and services. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to Cemex’s prices for Cemex’s products. Additionally, the information contained in this presentation contains references to “green,” “social,” “sustainable,” or equivalent-labelled activities, products, assets, or projects. There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a ‘green’, ‘social,’ or ‘sustainable’ or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as ‘green’, ‘social,’ or ‘sustainable’ or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that such activities and/or reporting of those activities will meet any present or future expectations or requirements for describing or classifying funding and financing activities as ‘green,’ ‘social,’ or ‘sustainable’ or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time. UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS, AS APPLICABLE Copyright Cemex, S.A.B. de C.V. and its subsidiaries

Key highlights

~$2.2 B in **non-core asset sales** announced YTD

~90% of EBITDA expected to be generated in the **US, Europe and Mexico** post divestments

Net Income growth of more than 200% YoY in 3Q24

EBITDA declined 9% l-t-l YoY in 3Q24 due primarily to **weather**

Growth investments generating 13% of EBITDA in 3Q24

-3% YTD reduction in **CO_2 emissions**

Cemex led consortium selected to receive **EU Innovation funding** for CO_2 capture at CX Rüdersdorf plant

Cemex recognized by **Fortune** Magazine on their **2024 Change the World List**

CEMEX

3Q24: Results disrupted by weather, FX, and higher fixed costs Net Sales EBITDA EBITDA FCF after Margin Maint. Capex -3% l-t-l -9% l-t-l -1.4pp -6% -13% 4,364 861 19.7% 4,090 475 18.3% 747 420 114 3Q23 3Q24 3Q23 3Q24 3Q23 3Q24 3Q23 3Q24 3Q24 1 adjusted 12,528 12,389 2,444 2,398 19.5% 19.4% 697 154 537 9M24: -1% l-t-l -2% l-t-l -0.1pp Millions of U.S. dollars 1) Adjusting for the payment of $306 M in 3Q24 and $383 M for 9M24, related to a tax fine in Spain Loan Depot Park, Miami, United States 4

Volumes impacted by weather; Europe returns to growth mode 3Q24 CONSOLIDATED VOLUMES YoY % Volume Growth YoY % Volume Growth (l-t-l) 2% -1% 0% USA -6% EUROPE -2% -11% -4% -3% -6% 2% MEX -4% 0% EMEA -7% -7% -4% 1 Cement Ready-mix -2% Aggregates SCAC -3% -6% 5 1) Domestic gray cement

Resilient prices despite volume backdrop 3Q24 YoY CONSOLIDATED PRICES and QoQ Price % 3Q24 (l-t-l) 1% 3% 3% 2% 2% EUROPE 2% 1% 0% 0% USA 0% 1% -1% -2% -1% -1% 0% 0% -1% 5% 2% 3% 1% MEX EMEA -3% -1% Sequential (2Q24 to 3Q24) 0% 0% -1% -3% -2% -2% 1 Cement 10% Ready-mix 7% 3% Aggregates SCAC -2% -1% 9% 1) Domestic gray cement 6 Note: For Cemex and all regions, prices are calculated on a volume-weighted average basis at constant foreign-exchange rates

EBITDA performance largely explained by volumes 3Q24 EBITDA Waterfall -9% -13% 861 -75 72 780 -90 7 -4 8 -34 747 3Q23 Volume Price Costs Growth Urbanization Other 3Q24 FX 3Q24 Investments Solutions l-t-l reported EBITDA 19.7% 18.3% -1.4pp margin COGS as 65.9% 67.2% +1.3 pp % of Sales 7 Millions of U.S. dollars

Urbanization Solutions: Margin growth driven by high margin admixtures and mortars businesses EBITDA Highlights: Millions of U.S. dollars Acquired majority stake of Heim’s circularity business 0% l-t-l Admixtures: Consolidated EBITDA in Berlin: 1 margin >35%, with double-digit EBITDA • 400k tons of CDEM -3% • Repurpose aggregates for growth 89 concrete production 86 • First plant in Germany to Mortars: Growth in Mexico and permanently store biogenic EMEA due to pricing strategy and CO in recycled mineral 2 innovative products waste Circularity: Strong growth in byproducts in the US, and higher 1 3Q23 3Q24 activity in CDEM in Europe and the US EBITDA 13.8% 15.5% Margin 8 1) Construction, Demolition, and Excavation Materials

“Reduce before Capture” strategy Cemex led CCUS consortium while innovating for Net Zero selected to receive €157 M from the 1 EU Innovation Fund Scope 1 Scope 2 -15% -15% 620 -3% -4% 54.8 540 48.6 526 46.5 24.0 430 2020 9M23 9M24 2030 2020 9M23 9M24 2030 • Rüdersdorf cement plant in Germany Target Target • Cemex’s largest CCUS project to date Accelerating decarbonization: doing in 3 years • Consortium with Linde what used to take us 15 years • Aiming to capture 1.3 M tons of CO /year 2 Kilograms of CO per ton of cementitious. Scope 1 relates to net emissions. 2 All information excludes the Philippines, Dominican Republic, and Guatemala. 1) Grant subject to the successful completion of the grant preparation process and signing of an EU grant 9 agreement Cemex’s Rüdersdorf Cement Plant, Germany

Vertua products gaining wide acceptance CEMENT CONCRETE +8pp +8pp 63% 55% 55% 47% 38% 33% % of total volumes 2022 2023 YTD 3Q24 2022 2023 YTD 3Q24 The Grand Palais Highway Mission Rock Restoration Mante-Ocampo-Tula Paris, France Tamaulipas, Mexico San Francisco, USA • Specialized concrete with recycled • 107 km road connecting north and center • 28-acre mixed-use facility with aggregates, fully executed through of Mexico with longest tunnel in Latin sustainable attributes Cemex Go America 10

Divestment proceeds to prioritize growth investments, focused on US Balanced Capital YTD Divestments Allocation framework FCF Growth Investments Philippines (US focus) $800 M Growth investments FCF Dominican Republic $950 M ~$2.2 B Dividends & Guatemala Shareholder return buybacks $200 M Asset Sales Divestments Debt Deleveraging Paydown Neoris $209 M Sources Uses SOURCES USES Millions of U.S. dollars For Philippines, Dominican Republic, and Neoris, closing subject to satisfaction of closing conditions and price adjustments. Expected before year-end 2024 or soon thereafter. 11

Delivering 14% EBITDA CAGR over last three years 1 EBITDA ($ M) 14% CAGR 3,150 325 ~$3.0 B investment portfolio (2020 to 2028) 2,153 38 expected to deliver Inorganic ~$700 M of EBITDA 2,825 by 2028 10% 2,115 Organic 2020 2023 $1.1 B of completed ~35% avg. IRR growth investments 3.4x EBITDA multiple 2020 to 2023 1) All periods exclude Neoris, Philippines, Dominican Republic, and Guatemala Millions of U.S. dollars 12

Recent investments highlighting our priorities CONCRETE AGGREGATES CEMENT ATLANTIC BLOCKS TERMINAL TERMINAL MINERALS USA USA USA Canada/USA IRR: 44% IRR: 166% IRR: 13% IRR: 70% Block plant in Florida New terminal in Lakeland, FL Expansion in Ft. Worth, TX Aggregates quarry ALTERNATIVE WASTE CIRCULARITY HEI ASSETS FUELS MANAGEMENT Spain France Mexico Mexico IRR: 58% IRR: 23% IRR:126% IRR: 20% 2 Limestone quarry & 3 1 RDF system in Huichapan CDEM in Gennevilliers Broquers Ambiental acquisition ready-mix plants plant Cement Aggregates Urbanization Solutions 1) Construction, Demolition, and Excavation Materials 13 2) Refuse-derived fuel

Regional Highlights Feeling Residential Housing, Medellín, Colombia 14

Mexico: Results impacted by volumes and one-off power costs YTD Millions of U.S. dollars 3Q24 3Q24 Sales 1,136 3,831 % YoY (l-t-l) (5%) 3% EBITDA 319 1,193 % YoY (l-t-l) (8%) 5% EBITDA margin 28.1% 31.1% pp var (1.2pp) 0.7pp • Expected deceleration in construction activity post June government election • Volumes further impacted by record precipitation (50% higher YoY) • Like-to-like YoY EBITDA and margin variations due to weather impact and transitory rise in electricity costs, which is expected to reverse in 2025 as operations migrate to new power supply • Cement and ready-mix prices rose mid-single digit, partially offsetting unfavorable currency movement and electricity costs • Strong growth in ready-mix orderbook driven by nearshoring and infrastructure Zoncuantla Departments, Veracruz, Mexico Built with Hidratium Concrete 15

U.S.: Resilient EBITDA margin despite extreme weather YTD Millions of U.S. dollars 3Q24 3Q24 Sales 1,335 3,961 % YoY (l-t-l) (4%) (3%) EBITDA 258 792 % YoY (l-t-l) (4%) (1%) EBITDA margin 19.3% 20.0% RMX & pp var 0.0pp 0.3pp CEM Urb. Sol. 29% 35% 9M24 EBITDA • Operations impacted by extreme weather conditions with three major hurricanes and above average precipitation and flooding 36% AGG • EBITDA impact of adverse weather estimated at $17 M, explaining YoY EBITDA variation • Impressive EBITDA margin resiliency despite volume dynamics • Aggregates now largest contributor to US profitability, accounting for 36% of EBITDA and with margins in excess of 30% • Formed a joint venture with Couch Aggregates to strengthen and expand our aggregate reserves in the Southeast Panorama Tower, Miami, United States 16

EMEA: Experiencing inflection point, with Europe leading turnaround YTD Millions of U.S. dollars 3Q24 3Q24 Sales 1,243 3,476 % YoY (l-t-l) 1% (5%) EBITDA 201 460 % YoY (l-t-l) 0% (14%) EBITDA margin 16.2% 13.2% MEA pp var (0.2pp) (1.6pp) 19% 9M24 • Stable EBITDA in EMEA after 3 consecutive quarterly declines EBITDA • Europe with reported EBITDA growth and volume growth for the first time in 9 81% quarters Europe • Eastern Europe with continued growth, while Western Europe benefitting from improved economic activity and lower interest rates • Stable prices for our three core products across our European footprint • On Climate Action, Cemex Europe posting new records with a 5% reduction YTD in CO per ton of cement 2 • In MEA, EBITDA increased due to better pricing dynamics in Egypt and improved construction activity in Israel Duo Towers, Paris, France Built with Vertua Concrete, part of our Vertua family of products with sustainable attributes 17

SCAC: Weather and higher maintenance explain performance YTD Millions of U.S. dollars 3Q24 3Q24 Sales 311 939 % YoY (l-t-l) (1%) 0% EBITDA 48 177 % YoY (l-t-l) (27%) 2% EBITDA margin 15.4% 18.8% pp var (5.4pp) 0.1pp 38% Rest 9M24 EBITDA 37% • Quarterly results impacted by two hurricanes and a transportation strike in Colombia, with an estimated combined EBITDA impact of $7 M TCL 25% COL • EBITDA and EBITDA margin variations driven by volumes and higher maintenance • Prices for our products rose between 3% and 10% • Cemex awarded 80% of volumes for the Bogota Metro • Dominican Republic and Guatemalan operations reclassified as discontinued operations Salvio Departments, Bogotá, Colombia 18

Financial Developments Pelješac Bridge, Pelješac, Croatia Built with Vertua Concrete, part of our Vertua family of products with sustainable attributes

Resilient operations under adverse demand dynamics

CEMEX


9M24 vs 9M23
FCF after maintenance capex
697
46
24
19
1
29
149
537
383
154
9M23 FCF after maintenance capex
EBITDA
Maintenance capex
Net financial expense
Working capital
Taxes excluding non-recurring items
Other cash items (net)
9M24 Adjusted FCF after maintenance capex
Non-recurring items
9M24 FCF after maintenance capex

- Relatively flat YTD EBITDA and margin driven by favorable pricing/cost dynamics
- Decline of 23% in YTD fuel costs on a per ton of cement basis
- Close to 80% of our hedgeable fuel and freight exposure is hedged for 2024, and about 60% for 2025
- Non-recurring items of $383 M impacting Free cash Flow after maintenance capex
- Mexican peso hedging strategy reducing debt level by $185 M YTD, benefitting our leverage ratio

Millions of U.S. dollars

20

2024 Outlook Gilbert Chabroux School, Lyon, France Built with Insularis, part of our Vertua family of products with sustainable attributes

2024 guidance[1]

EBITDA[2]	Low single-digit % decrease
Energy cost/ton of cement produced	High single-digit % decline
Capital expenditures	~$1.5 billion total ~$950 million Maintenance, ~$550 million Strategic
Investment in working capital	Reduction of ~$300 million
Cash taxes	~$900 million including extraordinary payment of Spanish tax fine
Cost of debt[3]	Flat

1) Reflects Cemex's expectations as of October 28, 2024
2) Like-to-like for ongoing operations and assuming September 30, 2024, FX levels for the remaining of the year
3) Including the coupons of subordinated notes with no fixed maturity and the effect of our MXN-USD cross-currency swaps

22

Favorable demand drivers expected for 2025 and beyond US Fiscal stimulus and expansionary 1 monetary policy More visibility into policy of 2 newly elected governments Nearshoring and Climate Action 3 spend Supportive infrastructure 4 and housing spend 23

Appendix International Museum of Baroque, Puebla, Mexico

Urbanization Solutions Operating EBITDA Sales +7% l-t-l +0% l-t-l +0% +7% 1,838 276 15% 23% Circularity 1,834 258 14% 13% Industrialized 16% 21% Construction 15% 24% 16% 49% Related 24% Services 49% 41% Performance 39% 22% Materials 20% YTD 3Q23 YTD 3Q24 YTD 3Q23 YTD 3Q24 Op. EBITDA 14.1% 15.0% margin +0.9pp By region 4% 6% 47% 28% 21% 35% 30% 29% YTD 3Q24 MEX USA EMEA SCAC Millions of U.S. dollars Calzada del Valle, San Pedro Garza García, Mexico 25

Debt maturity profile as of September 30, 2024 Main bank debt agreements Other bank debt Total debt as of September 30, 2024: $7,512 million Fixed Income Leases Average life of debt: 4.3 years 1,469 1,346 1,250 1,009 946 830 517 145 2024 2025 2026 2027 2028 2029 2030 2031 Millions of U.S. dollars 26

Consolidated volumes and prices YTD 3Q24 vs. 3Q24 vs. 3Q23 3Q24 vs. 2Q24 YTD 3Q23 Volume (2%) (4%) (4%) Domestic gray Price (USD) 2% (3%) (6%) cement Price (l-t-l) 3% 2% (2%) Volume (9%) (6%) 2% Ready mix Price (USD) 4% (1%) (3%) Price (l-t-l) 4% 1% (1%) Volume (2%) (2%) 0% Aggregates Price (USD) 3% 1% (2%) Price (l-t-l) 3% 2% (1%) Price (l-t-l) calculated on a volume-weighted average basis at constant foreign-exchange rates 27

Additional information on debt Other MXN 3% Third Quarter Second 5% 2023 2024 % var 2024 Euro 1 19% 7,492 7,512 0% 7,553 Total debt 3 Currency Short-term 4% 5% 4% denomination U.S. Long-term 96% 95% 96% dollar 73% Cash and cash equivalents 533 422 (21%) 425 Net debt 6,960 7,090 2% 7,128 2 6,982 7,191 3% 7,208 Consolidated net debt 2 2.16 2.22 2.13 Consolidated leverage ratio Variable 2 32% 7.62 7.28 7.72 Consolidated coverage ratio 3 Interest rate Fixed 68% Millions of U.S. dollars. 1) Includes leases, in accordance with IFRS 2) Calculated in accordance with our contractual obligations under our main bank debt agreements 3) Includes the effect of our interest rate and cross-currency derivatives, as applicable 28

Additional information on debt Total debt by instrument Second Quarter Third Quarter 2024 % of total 2024 % of total Fixed Income 3,777 50% 3,750 50% Main Bank Debt Agreements 2,488 33% 2,434 32% 50% Leases 1,174 16% 1,160 15% 32% Other 115 2% 168 2% Total Debt 7,553 7,512 15% 2% Millions of U.S. dollars 29

3Q24 volume and price summary: selected countries and regions Domestic gray cement Ready mix Aggregates 3Q24 vs. 3Q23 3Q24 vs. 3Q23 3Q24 vs. 3Q23 Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Mexico (7%) (9%) 3% (4%) (8%) 5% (7%) (15%) (3%) U.S. (6%) 2% 2% (11%) 3% 3% (1%) 3% 3% EMEA 2% 1% 2% (4%) 1% (1%) 0% 3% 1% Europe 2% 3% (0%) (3%) 2% (0%) (0%) 4% 1% MEA 0% (18%) 21% (5%) (1%) (2%) 1% (1%) (3%) SCAC (3%) 1% 3% (2%) 7% 10% (6%) 5% 7% Price (LC) for EMEA, Europe, MEA, and SCAC calculated on a volume-weighted-average basis at constant foreign-exchange rates 30

YTD 3Q24 volume and price summary: selected countries and regions Domestic gray cement Ready mix Aggregates YTD 3Q24 vs. YTD 3Q23 YTD 3Q24 vs. YTD 3Q23 YTD 3Q24 vs. YTD 3Q23 Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Mexico 2% 2% 3% (0%) 6% 8% 1% 4% 6% U.S. (7%) 3% 3% (12%) 6% 6% 2% 2% 2% EMEA (1%) (0%) 1% (11%) (0%) (1%) (8%) 2% 1% Europe (2%) 2% 1% (7%) (1%) (2%) (8%) 3% 2% MEA 3% (11%) 16% (16%) (2%) (1%) (8%) (3%) (3%) SCAC (2%) 6% 4% (6%) 19% 12% (3%) 9% 3% Price (LC) for EMEA, Europe, MEA, and SCAC calculated on a volume-weighted-average basis at constant foreign-exchange rates 31

1 2024 volume guidance : selected countries/regions Cement Ready-mix Aggregates Low-single digit decline Mid-single digit decline Low-single digit decline CEMEX Flat Low to mid-single digit increase Low-single digit increase Mexico Mid-single digit decline Double digit decline Low-single digit decline USA Flat to low-single digit increase Mid-single digit decline Mid-single digit decline EMEA Europe Flat Mid-single digit decline Mid-single digit decline MEA Flat to low-single digit increase Mid-single digit decline Mid-single digit decline SCAC Low-single digit decline Low-single digit decline N/A 1) Reflects Cemex’s expectations as of October 28, 2024. Volumes on a like-to-like basis. All volume guidance in this slide means in percentage terms vs 2023 32

Relevant Sustainability indicators YTD YTD Customers and suppliers 3Q23 2023 3Q24 Carbon strategy 2023 3Q23 3Q24 Net Promoter Score (NPS) 73 70 73 526 Kg of CO per ton of cementitious 540 539 2 65% 65% 64% % of Sales using CX Go Alternative fuels (%) 40.0% 38.8% 37.5% 72.8% 72.7% 71.9% Clinker factor YTD YTD YTD YTD Low-carbon products 2023 Health and safety 2023 3Q23 3Q24 3Q23 3Q24 Blended cement as % of total 3 3 1 Employee fatalities 80% 80% 81% cement produced Employee L-T-I frequency rate 0.6 0.6 0.6 Vertua concrete as % of total 47% 47% 55% Operations with zero fatalities and 96% 96% 96% injuries (%) Vertua cement as % of total 55% 55% 63% 33

Sales & EBITDA Information presented adjusting for discontinued operations as of 3Q24 Amounts in thousands of U.S. dollars This information is being presented for convenience of the reader. SALES 3Q23 4Q23 1Q24 2Q24 3Q24 Mexico 1,360,542 1,305,016 1,314,212 1,381,218 1,135,999 U.S.A. 1,393,659 1,268,722 1,233,975 1,391,962 1,334,683 Europe, Middle East and Africa 1,227,720 1,096,955 1,045,116 1,188,226 1,242,949 Europe 934,245 848,724 808,478 970,705 969,707 Middle East and Africa 293,475 248,231 236,638 217,521 273,242 South, Central America and the Caribbean 319,390 308,200 304,249 323,547 311,434 Others and intercompany eliminations 62,562 47,783 44,941 71,706 64,608 TOTAL 4,363,873 4,026,676 3,942,493 4,356,660 4,089,673 OPERATING EBITDA 3Q23 4Q23 1Q24 2Q24 3Q24 Mexico 398,634 346,119 419,721 453,947 319,277 U.S.A. 268,496 238,726 237,037 297,370 257,968 Europe, Middle East and Africa 201,347 129,637 83,246 175,240 201,489 Europe 161,640 105,115 54,341 154,903 163,781 Middle East and Africa 39,706 24,522 28,906 20,337 37,708 South, Central America and the Caribbean 66,492 58,479 63,392 65,207 47,967 Others and intercompany eliminations -73,858 -67,838 -72,559 -71,338 -79,758 TOTAL 861,111 705,122 730,837 920,426 746,943 34

Notes and Definitions Note: All information included in this presentation considers the Philippines, Dominican Republic, and Guatemala, as discontinued operations for 2024 and 2023. SCAC South, Central America and the Caribbean EMEA Europe, Middle East and Africa MEA Middle East, and Africa When providing cement volume variations, refers to domestic gray cement operations (starting in 2Q10, the base for reported cement volumes changed Cement from total domestic cement including clinker to domestic gray cement) LC Local currency l-t-l (like to like) On a like-to-like basis adjusting for currency fluctuations and for investments/divestments when applicable Investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace Maintenance capital obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental expenditures regulations or company policies When referring to reportable segment sales, revenues are presented before eliminations of intragroup transactions. When referring to Consolidated Sales Sales, these represent the total revenues (Net Sales) of the company as reported in the financial statements. EBITDA Means Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization EBITDA margin Means Operating EBITDA margin: which is calculated by dividing our “Operating EBITDA” by our sales Cemex defines it as Operating EBITDA minus net interest expense, maintenance and expansion capital expenditures, change in working capital, taxes Free cash flow paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation and coupon payments on our perpetual notes) IFRS International Financial Reporting Standards, as issued by the International Accounting Standards Board Pp Percentage points Prices All references to pricing initiatives, price increases or decreases, refer to our prices for our products Strategic capital expenditures Investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs USD/U.S. dollars U.S. dollars % YoY Year-over-year percentage variation for the same period of the previous year 35

Contact Information Investors Relations Stock Information In the United States: NYSE (ADS): +1 877 7CX NYSE CX In Mexico: Mexican Stock Exchange +52 81 8888 4292 (CPO): CEMEX.CPO ir@cemex.com Ratio of CPO to ADS: 10 to 1